FOR IMMEDIATE RELEASE	Contact:

Bob Waldron Sr. Vice President, Chief Financial Officer & Investor Relations (703) 873-2266 (phone) bob_waldron@lcc.com

LCC INTERNATIONAL NAMES NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

MCLEAN, VIRGINIA, October 4, 2005 — LCC International, Inc., (NASDAQ: LCCIE) a global leader in wireless voice and data turn-key technical consulting services, announced today that Dean J. Douglas has been named President and Chief Executive Officer effective October 17, 2005. Mr. Douglas will also serve as a member of LCC’s Board of Directors.

Mr. Douglas, prior to joining LCC, was Vice President, Communications and Distribution Sectors, IBM Global Services, a business segment of International Business Machines (IBM) and has 25 years experience in the systems and telecommunications industries.

Julie A. Dobson, chairman of the LCC Board of Directors said, “Dean was a great find for LCC. We are witnessing significant change in the wireless industry as enhanced data services become a reality and wireless technology becomes an essential communications tool for carriers, enterprise and government clients. In addition, the lines between wireless, wireline and IP based technology are quickly becoming a thing of the past. Dean has a proven track record and broad-based international experience in these technologies and market segments, with a vision that complements LCC’s long tradition of innovation, technical excellence and leadership in the wireless industry.”

The Company also announced that LCC’s Interim CEO, Mr. Peter Deliso, will remain with the Company as Senior Vice President, Corporate Affairs in addition to his duties as General Counsel and Secretary. “The Board of Directors of LCC is extremely grateful for Peter’s contributions and leadership,” Ms. Dobson said. “He assumed the leadership of LCC during a difficult transitional period and was able to move the Company forward while the Board conducted the search for a new CEO. Peter continues to be a valuable member of our senior management team.”

As Vice President, Communications and Distributions Sectors, IBM Global Services, Mr. Douglas was responsible for the outsourcing, outtasking and transformation services businesses, where his clients included most of the major telecommunications carriers.

Before joining IBM, Mr. Douglas was General Manager of Invisix, a Cisco/Motorola joint venture created to exploit emerging wireless IP technology. In addition, he was responsible for worldwide business development for Motorola’s Cellular Infrastructure Group prior to his Invisix responsibilities.

Mr. Douglas commented, “We are at a unique juncture in our ability to exploit wireless technology in the near term. The inherent benefits and justification of wireless technology to businesses and consumers, in a truly ubiquitous way, is a reality today. It is up to the wireless industry to continue to drive innovative implementations of technology that leverage the extraordinary possibilities that wireless provides. As a part of LCC, together with the LCC team, we have an opportunity to be at the fore-front of this rapid change and exciting innovation.”

A business administration graduate of the University of Mississippi, Mr. Douglas started with IBM in 1981 and has held a number of sales, marketing and management positions

NASDAQ Rule 4350 requires an issuer to disclose in a press release the material terms of a grant of securities made to officers, directors, employees or consultants, which were made as an inducement material to the person’s employment with the Company if the grant was made without the approval of the issuer’s shareholders.

As a part of the equity compensation arrangements for Mr. Douglas, the Company has granted, to Mr. Douglas the following:

a)	Restricted stock units relating to five hundred thousand (500,000) shares of the Company’s Class “A” Common Stock. The restricted stock units vest in one-third increments on each of the first, second and third anniversary of the grant date; provided that Mr. Douglas remains in service with the Company or one of its affiliated companies. The restricted stock units will vest 100% upon termination of Mr. Douglas’ employment as a result of death, disability, by the Company without cause or by Mr. Douglas for good reason and will vest to the extent of 66% if there is a change in control of the Company within 18 months.

b)	Options to purchase one million (1,000,000) shares of the Company’s Class “A” Common Stock having an exercise price of $2.491, which was equal to the fair market value of the underlying Class “A” Common Stock on the grant date. The options will vest in pro rata increments based on the 20 day average closing price per share within the following share price bands, (first 25% $4.00, next 25% $5.75, next 25% $7.25, final 25% $9.00) provided that in no event shall options held vest with respect to more than one third (1/3rd) of the shares of Class “A” Common Stock subject to this grant in any single calendar year. The options will vest 100% upon termination Mr. Douglas’ employment as a result of death or disability or by the Company without cause or by Mr. Douglas for good reason, within 3 months prior to or 18 months following a change in control of the Company and will vest to the extent of 50% in the event of a change in control within 18 months not involving termination of Mr. Douglas’ employment.

About LCC

LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. Since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with substantially all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding increased demand for the Company’s services, the Company’s ability to secure new business, and those factors highlighted in LCC International, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which could cause the Company’s actual results to differ materially from forward-looking statements made by the Company.

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